TENTH AMENDMENT TO PURCHASE AND SALE AGREEMENT
This TENTH Amendment to Purchase and Sale Agreement (this “Amendment”) is entered into as of December 4, 2020, by and between NW Natural Gas Storage, LLC (“Seller”) and SENSA Holdings LLC (“Buyer”).
WHEREAS, Buyer and Seller are parties to the Purchase and Sale Agreement dated June 20, 2018, as amended (the “PSA”). Capitalized terms not otherwise defined herein shall have the meanings ascribed to such terms in the PSA; and
WHEREAS, Buyer and Seller desire to modify certain provisions in the PSA to facilitate the Closing of the purchase and sale of the LLC Interests in Gill Ranch Storage, LLC (the “Company”) as soon as possible.
NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the parties hereby agree as follows:
1.Definitions.
a.The following paragraphs of Section 1.1 of the PSA are amended to read:
“Assumed Tax Rate” means the aggregate maximum marginal U.S. federal, state and local income tax rate applicable to an individual, assuming a marginal combined state and local income tax rate of 10%.
“Calculation Periods” means (a) that portion of the Initial Gas Storage Year commencing on the Closing Date, and (b) each of the following Gas Storage Years, respectively, thereafter through and including the Gas Storage Year for which the associated Earnout Payment results in the aggregate of all Earnout Payments being equal to the Maximum Earnout Amount.
“CapEx Allowance” means, with respect to any Calculation Period, 100% of the actual capital costs the Company incurs in maintaining the Facility during such Calculation Period (except to the extent arising due to the gross negligence or willful misconduct of Buyer, the Company, or their respective Affiliates, or any of their respective Representatives), less any amounts for which the Company has been reimbursed under the Joint Project Agreement, the Operator Agreement, insurance, or otherwise by a third party.
“Current Assets” as of a specified date means the sum of (a) the current assets of the Company as reflected on a balance sheet of the Company as of that date as determined under GAAP and, subject to the following exclusions, applied in a manner consistent with preparation of the Financial Statements, but excluding, however, (i) cash and cash equivalents and (ii) intercompany accounts between the

Company, on the one hand, and Seller or its Affiliates, on the other, plus (b) the amount of cash, if any, contributed by Seller or an Affiliate of Seller to the Company to serve as collateral for the “GRS LC” (as defined in the Fifth Amendment to Purchase and Sale Agreement, dated April 29, 2020, between the parties), plus accrued interest on such amount of contributed cash from the date the GRS LC is issued through the Closing Date based on an interest rate of 3% per annum, plus (c) the aggregate of (i) all capital expenditures made by the Company from June 27, 2020 through the Closing Date relating to any and all of the projects set forth in the “2020 Capital Budget” (as defined in the letter agreement, dated June 26, 2020, between the parties) but not to exceed the amounts set forth on Exhibit A to the Tenth Amendment to Purchase and Sale Agreement, dated December 4, 2020, between the parties, for each period identified on such Exhibit A and (ii) all expenditures made by the Company to respond to any catastrophe or other emergency situation from June 27, 2020 through the Closing Date and to restore safe operations of the Business (but not resulting from the gross negligence or willful misconduct of Seller, the Company, or their respective Affiliates, or any of their respective Representatives), including to prevent, mitigate or remedy the endangerment or the health or safety of any person(s) or of the environment.
“Earnout Period” means the period beginning on the Closing Date and concluding on the end of the Gas Storage Year for which the associated Earnout Payment results in the aggregate of all Earnout Payments being equal to the Maximum Earnout Amount.
b.The following paragraphs in Section 1.1 of the PSA are deleted in their entirety: “EBITDA Threshold”; “Escrow Agent”; “Escrow Agreement”; “Escrow Amount”; “Estimated Net Working Capital”; and “Initial Purchase Price”.
c.The following paragraphs are added to Section 1.1 of the PSA in the appropriate locations based on the alphabetical order of the paragraphs therein:
“CalGEM” means the Geologic Energy Management Division of the California Department of Conservation.
“Guaranty” means the Guaranty in the form attached as Exhibit B to the Tenth Amendment to Purchase and Sale Agreement entered into as of December 4, 2020, by and between Seller and Buyer.
“Maximum Earnout Amount” means $15,000,000. The Maximum Earnout Amount shall be adjusted pursuant to Section 2.2(b)(iv).
“Pledge Agreement” means the LLC Interest Pledge Agreement in the form attached as Exhibit C to the Tenth Amendment to Purchase and Sale Agreement entered into as of December 4, 2020, by and between Seller and Buyer.
“Re-Tax Calculation” has the meaning specified in Section 2.1(c)(vii).

“Tax Calculation” has the meaning specified in Section 2.1(c)(vii).
“Tax Excess” means, with respect to any Calculation Period, the positive difference between (a) the Tax Liability for the Calculation Period, minus (b) an amount equal to the product of (1) an amount equal to (A) EBITDA for the Calculation Period, minus (B) the CapEx Allowance for the Calculation Period, multiplied by (2) twenty percent (20%).
“Tax Liability” has the meaning specified in Section 2.1(c)(vii).
2.Purchase Price.
a.Section 2.1(a) of the PSA is amended to read:
“The initial purchase price for the LLC Interests is $13,500,000 (the “Closing Date Purchase Price”). The “Final Closing Date Purchase Price” is the same as the Closing Date Purchase Price. Upon execution of this Agreement, Buyer has paid to Seller the amount of $1,000,000 as a deposit against the Closing Date Purchase Price (the “Deposit”). Buyer shall have no right to return of the Deposit except upon termination of this Agreement as provided in Section 8.3.”
b.Section 2.1(b) of the PSA is amended to read:
“Payment of Closing Date Purchase Price. At the Closing, Buyer shall pay to Seller an amount equal to the Closing Date Purchase Price less the Deposit (without interest), such payment to be made by wire transfer of immediately available funds, in United States Dollars, to the bank account(s) designated by Seller in writing at least one (1) Business Day before Closing.”
c.Section 2.1(c) of the PSA is amended to read:
“(c)    Additional Payments.
(i)    As additional consideration for all of the LLC Interests, at such times as provided in Section 2.1(c)(v) and subject to Section 2.1(c)(vii), Buyer (or, at the direction of Buyer, the Company) shall pay to Seller, with respect to each Calculation Period, an amount (each, an “Earnout Payment”), if any, equal to the product of (1) an amount equal to (A) EBITDA for such Calculation Period, minus (B) the CapEx Allowance for such Calculation Period, multiplied by (2) eighty percent (80%); provided, however, that in no event shall Buyer be obligated to pay Earnout Payments to Seller in excess of the Maximum Earnout Amount (either through actual payment thereof or as a set-off against Damages or other amounts indemnifiable by Seller pursuant to this Agreement).
(ii)    Buyer shall (and shall cause the Company to) (A) maintain adequate books and records for the purpose of calculating the Earnout Payments and (B) use accounting principles that comply with GAAP and are consistent with the accounting principles used by the Company prior to Closing. During the Earnout Period, notwithstanding anything to the contrary herein (including in Section 6.5(b)), Buyer shall provide Seller and its accountant and other advisors, at Seller’s expense, access (no more than two times per year) during normal business hours and upon reasonable notice to the records and properties of Buyer and the Company, or otherwise used in the Business, including the working papers, accounting and other books and records that are in the Buyer’s and/or the Company’s possession or control or are reasonably obtainable by either of them. During the Earnout Period, Seller shall provide to Buyer (X) within 45 days after the end of each fiscal quarter within a Gas Storage Year, an unaudited balance sheet, income statement and statement of cash flows for the Company as of and for the period ended as of the last day of such fiscal quarter, (Y) within 90 days after the end of each Gas Storage Year, an audited balance sheet, income statement and statement of cash flows for the Company as of and for the period ended as of the last day of such Gas Storage Year, and (Z) not later than the date which is 30 days prior to the end of a Gas Storage Year, an annual budget, including for the CapEx Allowance, for the next Gas Storage Year. If such budget is not consistent with the associated budget reviewed and approved under the Joint Project Agreement, Buyer shall concurrently provide Seller with a written explanation for any such inconsistency. If Buyer sells or otherwise transfers the Company during the Earnout Period, whether through the sale of all or substantially all of the Company’s assets, the sale of at least 50% of the LLC Interests or any other equity interests in the Company having at least 50% of the voting power of the Company, a merger, a consolidation, a conversion, a reorganization, a statutory exchange of securities or otherwise, Buyer shall, at or prior to (and as a condition of) the closing of such sale or transfer, pay Seller an amount equal to the Maximum Earnout Amount, less the aggregate amount of all prior Earnout Payments made to Seller (either through actual payment thereof or as set-off against Damages or other amounts indemnifiable by Seller pursuant to this Agreement); any attempted sale or transfer in violation of this Section 2.1(c)(ii) shall be null and void. During the Earnout Period, Buyer shall (and shall cause the Company to) use commercially reasonable efforts to achieve the Maximum Earnout Amount as soon as practicable, subject to compliance with any Law applicable to the Company, the Business or the Facility, including any regulation, rule, order or other pronouncement of CalGEM, and with the prevention, mitigation and remedying of any endangerment or the health or safety of any person(s) or of the environment, and shall not, directly or indirectly, take any actions in bad faith that would have the purpose of avoiding or reducing any of the Earnout Payments, and shall not dispose of any material portion of the assets owned or used by the Company in the Business outside the ordinary course of business, except in accordance with this Section 2.1(c)(ii).
(iii)    On or before the date which is forty five (45) days after the last day of each Calculation Period, Buyer shall prepare and deliver to Seller a written statement (in each case, a “Calculation Statement”) setting forth in reasonable detail Buyer’s determination of EBITDA and the CapEx Allowance for the applicable Calculation

Period and its calculation of the resulting Earnout Payment (in each case, a “Calculation”). In addition, on or before the date which is forty five (45) days after the last day of each Calculation Period, Buyer shall deliver to Seller a written attestation regarding whether the Company has been reimbursed under the Joint Project Agreement, the Operator Agreement, insurance, or otherwise by a third party for capital expenditures that increased the CapEx Allowance for any prior Calculation Period and if the Company has been so reimbursed, Buyer shall prepare and concurrently deliver a Calculation Statement to Seller setting forth in reasonable detail its recalculation of the Earnout Payment for that prior Calculation Period after decreasing that CapEx Allowance for that prior Calculation Period by the amount reimbursed (in each case, a “Re-Calculation”). Seller shall have forty-five (45) days after receipt of the Calculation Statement for a Calculation Period (in each case, the “Review Period”) to review the Calculation Statement and the Calculation or Re-Calculation, as the case may be, set forth therein. Prior to the expiration of the Review Period, Seller may object to the Calculation or Re-Calculation set forth in the Calculation Statement for the applicable Calculation Period by delivering a written notice of objection (an “Objection Notice”) to Buyer. Any Objection Notice shall specify the items in the applicable Calculation or Re-Calculation disputed by Seller and shall describe in reasonable detail the basis for such objection, as well as the amount in dispute.
If Seller fails to deliver an Objection Notice to Buyer prior to the expiration of the Review Period, the Calculation or Re-Calculation, as the case may be, set forth in the Calculation Statement shall be final, conclusive and binding on the parties. If Seller timely delivers an Objection Notice to Buyer, the parties shall negotiate in good faith to resolve the disputed items and agree upon the Calculation or Re-Calculation and the Earnout Payment. If Buyer and Seller are unable to reach agreement within thirty (30) days after an Objection Notice has been given, all unresolved disputed items shall be promptly referred to the Neutral Auditor. Buyer and Seller will direct the Neutral Auditor to render a written report on the unresolved disputed items with respect to the Earnout Payment as promptly as practicable and to resolve only those unresolved disputed items set forth in the Objection Notice. Buyer and Seller shall each furnish to the Neutral Auditor such work papers, schedules and other documents and information relating to the unresolved disputed items as the Neutral Auditor may reasonably request, along with a written presentation of its position. The Neutral Auditor shall resolve the unresolved disputed items based solely on the applicable definitions and other terms in this Agreement, the work papers, schedules and other documents and information furnished to the Neutral Auditor, and the written presentations by Buyer and Seller, and not by independent review. The resolution of the dispute and the Calculation or Re-Calculation that is the subject of the applicable Objection Notice by the Neutral Auditor shall be final, conclusive and binding on the parties. The fees and expenses of the Neutral Auditor shall be borne by Seller and Buyer in proportion to the amounts by which their respective Calculations or Re-Calculations differ from the Calculation or Re-Calculation, respectively, as finally determined by the Neutral Auditor.

(iv)    Buyer’s obligation to pay each of the Earnout Payments to Seller in accordance with this Agreement is an independent obligation of Buyer and is not otherwise conditioned or contingent upon the satisfaction of any conditions precedent to any preceding or subsequent Earnout Payment. For the avoidance of doubt and by way of example, if any conditions precedent to the payment of the Earnout Payment for the first Calculation Period are not satisfied, but the conditions precedent to the payment of the Earnout Payment for the second Calculation Period are satisfied, then Buyer would be obligated to pay such Earnout Payment for the second Calculation Period for which the corresponding conditions precedent have been satisfied, and not the Earnout Payment for the first Calculation Period.
(v)    Any Earnout Payment that Buyer is required to pay pursuant to this Agreement shall be paid in full no later than ten (10) Business Days following the date upon which the determination of the Calculation or Re-Calculation, as the case may be, for the applicable Calculation Period becomes final, conclusive and binding upon the parties as provided in Section 2.1(c)(iii) (including any final resolution of any dispute raised by Seller in an Objection Notice). Buyer shall pay to Seller the applicable Earnout Payment by wire transfer of immediately available funds, in United States Dollars, to the bank account designated by Seller.
(vi)    The parties understand and agree that (1) the contingent rights to receive any Earnout Payment will not be represented by any form of certificate or other instrument, are not transferable, except by operation of law, and do not constitute an equity or ownership interest in Buyer or the Company, (2) Seller has no rights as a securityholder of Buyer or the Company as a result of Seller’s contingent right to receive any payment hereunder, and (3) no interest is payable with respect to any Earnout Payment.
(vii)    At the same time Buyer delivers its Calculation Statement with respect to a Calculation Period, it shall, to the extent that the Earnout Payment is reduced by any Tax Excess pursuant to this Section 2.1(c)(vii), also deliver to Seller a written statement setting forth in reasonable detail (which, for the avoidance of doubt, shall not include any tax returns or tax reports or workpapers with respect to such tax returns or tax reports) Buyer’s determination of the aggregate U.S. federal, state and local income tax liability of the direct and indirect owners of Buyer that is directly attributable to its ownership of the Company (calculated on a standalone basis and assuming, for this purpose, that the income directly attributable to the ownership of the Company is subject to tax at the Assumed Tax Rate, but that such income is reduced by an amount equal to the amount of any net losses allocated to such owners by the Company with respect to a taxable period that ended prior to the Calculation Period (to the extent that such net losses are utilizable by such owners in the current Calculation Period and have not been applied to reduce the Tax Liability (as defined below) in a prior Calculation Period) for such Calculation Period (“Tax Liability”) and its calculation of the Tax Excess, if any (in each case, a “Tax Calculation”). Prior to the expiration of the Review Period for the Calculation Statement to which the Tax Calculations relate, Seller may object to the Tax Calculations by delivering an Objection Notice to Buyer (which objection can be combined in a single Objection Notice with any objection to the Calculation or Re-Calculation set forth in the related Calculation Statement). The requirements applicable to an Objection Notice and the dispute resolution procedures, each as set forth in Section 2.1(c)(iii), shall also apply to each Tax Calculation, Re-Tax Calculation and any related Objection Notice, and the payment requirements set forth in Section 2.1(c)(v) shall also apply to each Tax Calculation and Re-Tax Calculation. Any Earnout Payment that Buyer is required to pay pursuant to this Agreement shall be reduced by the Tax Excess related thereto, as finally determined pursuant to this Section 2.1(c)(vii), but any such reduction shall not reduce the Maximum Earnout Amount. In addition, at the same time Buyer delivers its Calculation Statement with respect to a Calculation Period and with respect to any prior Calculation Period for which Excess Tax reduced the otherwise payable Earnout Payment, Buyer shall deliver to Seller a written attestation regarding whether Buyer’s Tax Liability for such prior Calculation Period (calculated using the actual taxable net income of the Company for such prior Calculation Period and applying the Assumed Tax Rate) was less than the Tax Liability used to calculate such Excess Tax, and if such Tax Liability (calculated using the actual taxable net income of the Company for such prior Calculation Period and applying the Assumed Tax Rate) was less than the Tax Liability used to calculate such Excess Tax, Buyer shall prepare and concurrently deliver a Tax Calculation to Seller setting forth in reasonable detail (which, for the avoidance of doubt, shall not include any tax returns or tax reports or workpapers with respect to such tax returns or tax reports) its recalculation of the Tax Excess for that prior Calculation Period (in each case, a “Re-Tax Calculation”).
(viii)    During the Earnout Period, (A) Buyer shall cause the Company not to distribute any cash or property to Buyer or to any Affiliate of the Company or Buyer with respect to any Calculation Period unless and until Seller has received the full Earnout Payment to which it is entitled under this Agreement for such Calculation Period; provided, however, that Buyer shall have the right to cause the Company to distribute cash to Buyer or any of its Affiliates for Buyer, such Affiliate or any direct or indirect owner of Buyer or such Affiliate to make tax payments for the Tax Liability for the taxable period or periods that include such Calculation Period, (B) any transaction between the Company, on the one hand, and any Affiliate of the Company or any Representative of the Company or of any Affiliate of the Company, on the other hand, shall be on terms no less favorable to the Company than it would have received if the transaction were with an unrelated third party on arm’s length, market terms, and to the extent this obligation is not satisfied, Buyer shall adjust its determination of EBITDA to conform it with this requirement (it being understood that in the case of any conflict between this Section 2.1(c)(viii)(B) and the proviso in the definition of EBITDA in Section 1.1, the proviso shall control), and (C) Buyer shall cause the Company to comply with any Law applicable to the Company, the Business or the Facility, including any regulation, rule, order or other pronouncement of CalGEM.

(ix)    This Section 2.1(c) is not intended to create, and shall not be construed to create, an association for profit, a trust, a joint venture, a mining partnership or other relationship of partnership, or entity of any kind between the parties. If there is a Taking or an Event of Loss during the Earnout Period, Buyer shall be entitled to receive eighty percent (80%) of any condemnation award received by the Company or Seller for such Taking and one hundred percent (100%) of any insurance proceeds attributed to such Event of Loss that are not used by the Company to restore, repair or replace any damaged property or assets, and any such amount(s) received by Buyer shall be deemed an Earnout Payment credited against the Maximum Earnout Amount. If either party desires to file any suit, action or other proceeding against the other party arising out of this Section 2.1(c) or otherwise related to any Earnout Payment or the Maximum Earnout Amount, such party shall only do so in the United States District Court for the District of Oregon or the courts of the State of Oregon sitting in Multnomah County, Oregon.”
3.Maximum Earnout Amount Adjustments.
a. Section 2.2(a) of the PSA is amended to read:
“[Intentionally omitted].”
b.The first sentence of Section 2.2(b) of the PSA is amended to read:
“Maximum Earnout Amount Adjustment and Procedures. The Maximum Earnout Amount adjustments related to Net Working Capital will be calculated as of the Closing Date without giving effect to any of the transactions under this Agreement.”
c.Section 2.2(b)(iv) of the PSA is amended to read:
“The Maximum Earnout Amount shall be increased or decreased, as appropriate, by the amount of the Final Net Working Capital.”
4.Buyer Deliveries.
a.Section 2.4(g) of the PSA is amended to read:
“[Intentionally omitted];”.
b.Section 2.4(h) of the PSA is amended to read:
“Buyer’s duly executed counterpart of the Transition Services Agreement;”.
c.Sections 2.4(i) and (j) are added to the PSA and inserted after Section 2.4(h) of the PSA as follows:
“(i) Buyer’s duly executed counterpart of the Pledge Agreement; and

(j) the Guaranty duly executed by Sciens eCORP Natural Gas Storage Holdings LLC.”
5.Deliveries of Seller. Section 2.5(g) of the PSA is amended to read:
“Seller’s duly executed counterpart of the Pledge Agreement; and”.
6.The references to “Initial Purchase Price” in Section 6.3(b) and Section 6.12(c) are changed to “Closing Date Purchase Price.”
7.Indemnification.
a.Section 9.2(b)(ii) of the PSA is amended to read:
“With respect to Section 9.2(a)(i), no reimbursement or payment for any Damages asserted against Seller under such indemnification obligations shall be required unless and until the cumulative aggregate amount of such Damages equals or exceeds $250,000 (the “Deductible”), and then only to the extent that the cumulative aggregate amount of Damages, as finally determined, exceeds the Deductible; provided that any Damages which individually total less than $25,000 (“De Minimis Losses”) shall be excluded in their entirety and Seller has no liability hereunder to any Buyer Indemnified Parties for any such De Minimis Losses. Notwithstanding the foregoing, breach of the representations and warranties contained in Section 3.1, 3.2, 3.4, 3.7, 4.1, 4.8, 4.13 or 4.14(b) shall not be subject to the Deductible or the De Minimis Losses limitations.”
b.Section 9.2(c) of the PSA is amended to read:
“Notwithstanding anything to the contrary contained in this Agreement, (i) with respect to Section 9.2(a)(i), Seller’s aggregate liability to the Buyer Indemnified Parties for Damages under or relating to this Agreement and the transactions contemplated hereby (including the indemnification provisions set forth in Article X), other than to the extent arising out of any breach by Seller of the representations and warranties contained in Section 3.1, 3.2, 3.4, 3.7, 4.1, 4.8, 4.13 or 4.14(b), shall not exceed $2,500,000, (ii) in no event shall Seller’s aggregate liability to the Buyer Indemnified Parties for all Damages under or relating to this Agreement and the transactions contemplated hereby exceed the Maximum Earnout Amount, and (iii) the sole and exclusive source of recovery by Buyer Indemnified Parties for Damages and other amounts indemnifiable by Seller pursuant this Agreement shall be through a right of set-off against the Earnout Payments payable pursuant to Section 2.1(c).”
c.Section 9.3(c) of the PSA is amended to read:
“Notwithstanding anything to the contrary contained in this Agreement, (i) with respect to Section 9.3(a)(i), Buyer’s aggregate liability to the Seller Indemnified Parties for Damages under or relating to this Agreement and the transactions contemplated hereby (including the indemnification provisions set forth in Article X), other than to the extent arising out of any breach by Buyer of the representations and warranties contained in Sections 5.1 or 5.2, shall not exceed $2,500,000 and (ii) in no event shall Buyer’s aggregate liability to the Seller Indemnified Parties for all Damages under or relating to this Agreement and the transactions contemplated hereby exceed the Maximum Earnout Amount, other than to the extent arising out of any failure by Buyer to make any Earnout Payment due to Seller under Section 2.1(c).”
8.The parties agree that the Closing shall occur concurrently with the execution of this Amendment.
9.Exhibit A to the PSA and all references thereto and to the Escrow Agreement in the PSA are deleted in their entirety.
10.The Guaranty and Pledge Agreement (each as defined in Section 1(c) of this Amendment) are attached hereto as Exhibit B and Exhibit C, respectively, and made a part of the PSA.
11.Except as amended in this Amendment, the PSA remains in full force and effect. Nothing in this Amendment constitutes a waiver by either Buyer or Seller of compliance with respect to any term, provision, or condition of the PSA. If there are any conflicts between this Amendment and the PSA, the terms of this Amendment shall govern. This Amendment sets forth the entire understanding of the parties with respect to the subject matter hereof.
12.This Amendment may be executed in any number of counterparts (including by means of electronic transmission in portable document format (pdf)), each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument.
[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties, by their respective authorized representatives, have executed this Amendment as of the date first above written.
NW NATURAL GAS STORAGE, LLC

By: /s/ David Weber
Name: David Weber
Title: President

Signature Page to Tenth Amendment to Purchase and Sale Agreement

SENSA HOLDINGS LLC

By: /s/ John F. Thrash
Name: John F. Thrash Title: Director

By: /s/ John P. Rigas
Name: John P. Rigas Title: Director

Signature Page to Tenth Amendment to Purchase and Sale Agreement

Exhibit A

LIMITATION ON CAPITAL EXPENDITURES
INCLUDED IN CURRENT ASSETS

1.Capital expenditures for the period from June 27, 2020, through June 30, 2020:
$0.00
2.Capital expenditures for the period from July 1, 2020, through July 31, 2020:
$90,000.00
3.Capital expenditures for the period from August 1, 2020, through August 17, 2020:
$300,000.00
4.Capital expenditures for the period from August 18, 2020, through September 30, 2020: $1,062,000.00
5.Capital expenditures for the period from October 1, 2020, through December 4, 2020: $1,616,000.00

Exhibit B

GUARANTY

This GUARANTY, dated as of December 4, 2020 (this “Guaranty”), is made by SCIENS ECORP NATURAL GAS STORAGE HOLDINGS LLC, a Delaware limited liability company (“Guarantor”), in favor of NW Natural Gas Storage, LLC, an Oregon limited liability company (“Seller”).

Recitals

A.    SENSA Holdings LLC, a Delaware limited liability company (“Buyer”) and a subsidiary of Guarantor, and Seller are party to the Purchase and Sale Agreement dated June 20, 2018 (as amended, restated or otherwise modified from time to time, the “PSA”). Any term capitalized but not defined in this Guaranty shall have the meaning ascribed to it in the PSA.

B.    Pursuant to Section 2.4(j) of the PSA, Buyer has agreed, at the Closing, to deliver to Seller this Guaranty, duly executed by Guarantor.

C.    Guarantor will benefit from the transactions contemplated by the PSA, and in order to induce the Seller to complete the transactions contemplated by the PSA, Guarantor has agreed to the provisions set forth in this Guaranty.

Agreement

Therefore, in consideration of the foregoing premises and the agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Guarantor hereby agrees as follows:

1.Guaranty.
(a)    Guarantor hereby irrevocably and unconditionally guarantees to Seller the due and punctual payment in full of (a) any and all Earnout Payments payable under the PSA from time to time, (b) any and all payments Buyer is obligated to make from time to time under Section 9.3 of the PSA related to a breach by Buyer of Section 2.1(c) of the PSA and (c) any and all Damages incurred by Seller from time to time in connection with or as a result of any breach by Buyer of Section 2.1(c) of the PSA (collectively, the “Obligations”). The guaranty in the preceding sentence is an absolute, present and continuing guaranty of payment and not of collectability and is in no way conditional or contingent upon any attempt to collect from Buyer or any other guarantor of the Obligations or upon any other action, occurrence or circumstance whatsoever. If Buyer shall fail to pay any of the Obligations, Guarantor agrees to pay the same when due to Seller, without demand, presentment, protest or notice of any kind, in lawful money of the United States of America, pursuant to the requirements for payment specified in the PSA. Each failure to pay any portion of the Obligations shall give rise to a separate cause of action hereunder and Seller may bring separate suits hereunder as each cause of action arises.
(b)    Guarantor agrees to pay and to indemnify and save Seller harmless from and against any damage, loss, cost or expense (including without limitation attorneys’ fees, costs and disbursements) which Seller may incur or be subject to as a direct or indirect consequence of (x) any breach by Guarantor of any warranty, covenant, term or condition in, or the occurrence of any default under, this Guaranty, together with all expenses resulting from the compromise or defense of any claims or liabilities arising as a result of any such breach or default, (y) any legal action commenced to challenge the validity or enforceability of this Guaranty and (z) any enforcement or defense (or determination whether or how to enforce or defend) of the provisions of this Guaranty, whether or not any lawsuit is filed (collectively, “Losses”, and together with the Obligations guaranteed in the preceding paragraph, the “Guaranteed Obligations”).
(c)    Notwithstanding anything to the contrary in this Guaranty, Guarantor’s obligations under this Guaranty shall be limited to the maximum amount that will result in Guarantor’s obligations under this Guaranty not constituting a fraudulent transfer or conveyance under applicable bankruptcy or other debtor relief laws.
2.Obligations Absolute. The obligations of Guarantor hereunder shall be primary, absolute, irrevocable and unconditional, irrespective of the validity or enforceability of any provision of the PSA or any agreement, document or instrument delivered in connection therewith or referred to therein (collectively, including the PSA, the “PSA Documents”), shall not be subject to any counterclaim, setoff, deduction or defense based upon any claim Guarantor may have against Seller, and shall remain in full force and effect without regard to, and shall not be released, discharged or in any way affected by, any circumstance or condition whatsoever (whether or not Guarantor shall have any knowledge or notice thereof), including, without limitation: (a) any amendment to, modification of, supplement to or restatement of any PSA Document made in accordance with the terms thereof (it being agreed that the obligations of the Guarantor hereunder shall apply to the PSA Documents as so amended, modified, supplemented or restated) or any assignment or transfer of any rights or obligations under the PSA Documents or of any interest therein, or any furnishing, acceptance or release of any security for the Obligations or the addition, substitution or release of any other entity or other person primarily or secondarily liable in respect of the Guaranteed Obligations; (b) any waiver, consent, extension, indulgence or other action or inaction under or in respect of any PSA Document; (c) any bankruptcy, insolvency, arrangement, reorganization, readjustment, composition, liquidation or similar proceeding with respect to Buyer or its property; (d) any merger, amalgamation or consolidation of Guarantor or Buyer into or with any other person or any sale, lease or transfer of any or all of the assets of Guarantor or Buyer to any person; (e) any failure on the part of Buyer for any reason to comply with or perform any of the terms of any other agreement with Guarantor; (f) any failure on the part of Seller to obtain, maintain, register or otherwise perfect any security; or (g) any other event or circumstance which might otherwise constitute a legal or equitable discharge, suretyship defense or defense of a guarantor (whether or not similar to the foregoing), and in any event however material or prejudicial it may be to Guarantor or to any subrogation, contribution or reimbursement rights Guarantor may otherwise have. Guarantor covenants that its obligations hereunder will not be discharged except by indefeasible payment in full in cash of all of the Guaranteed Obligations.
3.Waiver. To the fullest extent permitted by law, Guarantor unconditionally waives (a) notice of acceptance hereof, of any action taken or omitted in reliance hereon and of any default by Buyer in the payment of any Obligation, and of any of the matters referred to in Section 2; (b) all notices which may be required by statute, rule of law or otherwise to preserve any of the rights of Seller against Guarantor, including, without limitation, presentment to or demand for payment from Buyer or Guarantor or any other person with respect to any PSA Document, notice to the Buyer or Guarantor or any other person of default or protest for nonpayment or dishonor and the filing of claims with a court in the event of the bankruptcy of Buyer; (c) any right to require Seller to enforce, assert or exercise any right, power or remedy, including, without limitation, any right, power or remedy conferred in any PSA Document; (d) any requirement for diligence on the part of Seller; and (e) any other act or thing or delay or omission in doing any other act or thing which might in any manner or to any extent vary the risk of Guarantor or which might otherwise operate as a discharge of Guarantor or in any manner lessen the obligations of Guarantor hereunder. Without limiting the generality of the foregoing, Guarantor hereby expressly waives any and all benefits which might otherwise be available to Guarantor under California Civil Code Sections 2809, 2810, 2819, 2839, 2845 through 2850, 2899 and 3433, California Code of Civil Procedure Sections 580a, 580b, 580d and 726, and California Commercial Code Section 3605.
4.Obligations Unimpaired. Guarantor acknowledges and agrees that Seller, without notice or demand to Guarantor, and without affecting its obligations hereunder, may from time to time: (a) renew, compromise, extend, accelerate or otherwise change the time for payment of, or otherwise change the terms of, all or any part of the Obligations or any PSA Document; (b) change any of the representations, covenants, events of default or any other terms or conditions of or pertaining to any PSA Document; (c) take and hold security for the payment of the Guaranteed Obligations, for the performance of this Guaranty and to exchange, enforce, waive, subordinate and release any such security; (d) apply any such security and direct the order or manner of sale thereof as Seller in its sole discretion may determine; (e) obtain additional or substitute endorsers or guarantors or release any other person primarily or secondarily liable in respect of the Guaranteed Obligations; (f) exercise or refrain from exercising any rights against Buyer or any other person; and (g) apply any sums, by whomsoever paid or however realized, to the payment of the Guaranteed Obligations and all other obligations hereunder. Seller shall have no obligation, to proceed against any additional or substitute endorsers or guarantors or to pursue or exhaust any security provided by Buyer, Guarantor or any other person or to pursue any other remedy available to Seller.
5.Representations and Warranties. Guarantor represents and warrants to Seller:
(a)    Guarantor is a limited liability company duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation. Guarantor has the limited liability company power and authority to execute and deliver this Guaranty and to perform its obligations hereunder.
(b)    This Guaranty has been, or prior to its execution will be, duly authorized by all necessary limited liability company action on the part of Guarantor, and this Guaranty constitutes, legal, valid and binding obligations of Guarantor enforceable against it in accordance with its terms, except as such enforceability may be limited by (a) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (b) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).
(c)    The execution, delivery and performance by Guarantor of this Guaranty does not (i) contravene, result in any breach of, or constitute a default under, any indenture, mortgage, deed of trust, loan, purchase or credit agreement, lease, organizational documents of Guarantor, or any other agreement or instrument to which Guarantor is bound or by which Guarantor or any of its properties may be bound or affected, (ii) conflict with or result in a breach of any of the terms, conditions or provisions of any order, judgment, decree, or ruling of any court, arbitrator or governmental authority applicable to Guarantor or (iii) violate any provision of any statute or other rule or regulation of any governmental authority applicable to Guarantor.
(d)    There are no actions, suits, investigations or proceedings pending or, to the knowledge of Guarantor, threatened against or affecting Guarantor or any of its property, in any court or before any arbitrator of any kind or before or by any governmental authority that could have an adverse effect on the Guarantor’s ability to perform its obligations under this Guaranty .

(e)    Guarantor is not (i) in default under any order, judgment, decree or ruling of any court or other governmental authority, or in default in any material respect under any agreement or instrument to which it is a party or by which it is bound or (ii) in violation in any material respect of any applicable law, ordinance, rule or regulation of any governmental authority.
6.Reinstatement of Guaranty. This Guaranty shall continue to be effective, or be reinstated, as the case may be, if and to the extent at any time payment, in whole or in part, of any of the sums due to Seller on account of the Guaranteed Obligations is rescinded or must otherwise be restored or returned by Seller to Guarantor, its custodian, receiver, trustee or other officer with similar powers upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of Buyer or Guarantor or any other guarantors, or upon or as a result of the appointment of a custodian, receiver, trustee or other officer with similar powers with respect to Buyer or Guarantor or any other guarantors or any part of its or their property, or otherwise, all as though such payments had not been made.
7.Rank of Guaranty. Guarantor will ensure that its payment obligations under this Guaranty will at all times rank pari passu with all other unsecured unsubordinated indebtedness of Guarantor now or hereafter existing.
8.Term of Agreement. This Guaranty and all guarantees, covenants and agreements of Guarantor contained herein shall continue in full force and effect and shall not be discharged until the later of (a) the date that all of Buyer’s obligations under Section 2.1(c) of the PSA have been performed and (b) the date that all of the outstanding Guaranteed Obligations have been paid and satisfied in full, and shall be subject to reinstatement pursuant to Section 6.
9.Survival; Entire Agreement. All warranties, representations and covenants made by Guarantor herein or in any certificate or other instrument delivered by Guarantor or on Guarantor’s behalf under this Guaranty shall be considered to have been relied upon by Seller and shall survive the execution and delivery of this Guaranty and may be relied upon by any assignee of Seller’s rights under any PSA Document, regardless of any investigation made at any time by or on behalf of Seller. All statements contained in any certificate or other instrument delivered by or on behalf of Guarantor pursuant to this Guaranty shall be deemed representations and warranties of Guarantor under this Guaranty. Subject to the preceding sentence, this Guaranty embodies the entire agreement and understanding between each of Seller and Guarantor and supersedes all prior agreements and understandings relating to the subject matter hereof.
10.Amendment and Waiver. This Guaranty may be amended, and the observance of any term may be waived, with (and only with) the written consent of Guarantor and Seller. No such amendment or waiver will extend to or affect any obligation, covenant or agreement not expressly amended or waived or impair any right consequent thereon. No course of dealing between Guarantor and Seller nor any delay in exercising any rights hereunder or under any PSA Document shall operate as a waiver of any rights of Seller hereunder.
11.Notices. All notices and communications provided for hereunder shall be in writing and sent (a) by telecopy if the sender on the same day sends a confirming copy of such notice by an internationally recognized overnight delivery service (charges prepaid), or (b) by registered or certified mail with return receipt requested (postage prepaid), or (c) by an internationally recognized overnight delivery service (with charges prepaid). Notices under this Section 11 will be deemed given only when actually received. Any such notice shall be sent:

(a)    if to Guarantor, to Buyer in accordance with the notice provisions of the PSA, or such other address as Guarantor shall have specified to Seller in writing, or
(b)    if to Seller, in accordance with the notice provisions of the PSA, or at such address as Seller shall have specified to Guarantor in writing.
12.Successor and Assigns. The provisions of this Guaranty shall be binding upon and inure to the benefit of the parties and their respective successors and assigns. Guarantor may not assign or otherwise transfer any of its rights under this Guaranty without the prior written consent of Seller.
13.Severability. Any provision of this Guaranty that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall (to the full extent permitted by law) not invalidate or render unenforceable such provision in any other jurisdiction.
14.Construction, Etc. Each covenant contained herein shall be construed (absent express provision to the contrary) as being independent of each other covenant contained herein, so that compliance with any one covenant shall not (absent such an express contrary provision) be deemed to excuse compliance with any other covenant.
15.Governing Law. This Guaranty shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the laws of the state of California without regard to choice-of-law principles that would result in the application of the laws of a jurisdiction other than such state.
16.Waiver of Jury Trial; Submission to Jurisdiction; Waiver of Immunities.
(a)    Guarantor irrevocably submits to the non-exclusive jurisdiction of any state or federal court sitting in the state of Oregon, over any suit, action or proceeding arising out of or relating to this Guaranty. To the fullest extent permitted by applicable law, Guarantor irrevocably waives and agrees not to assert, by way of motion, as a defense or otherwise, any claim that it is not subject to the jurisdiction of any such court, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.
(b)    Guarantor consents to process being served by or on behalf of Seller in any suit, action or proceeding of the nature referred to in Section 16(a) by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, return receipt requested, to it at its address specified in Section 11 or at such other address of which Seller shall then have been notified pursuant to Section 11. Guarantor agrees that such service upon receipt (i) shall be deemed in every respect effective service of process upon it in any such suit, action or proceeding and (ii) shall, to the fullest extent permitted by applicable law, be taken and held to be valid personal service upon and personal delivery to it. Notices hereunder shall be conclusively presumed received as evidenced by a delivery receipt furnished by the United States Postal Service or any reputable commercial delivery service.
(c)    Nothing in this Section 16 shall affect the right of Seller to serve process in any manner permitted by law, or limit any right that Seller may have to bring proceedings against Guarantor in the courts of any appropriate jurisdiction or to enforce in any lawful manner a judgment obtained in one jurisdiction in any other jurisdiction.

(d)    GUARANTOR AND SELLER HEREBY WAIVE TRIAL BY JURY IN ANY ACTION BROUGHT ON OR WITH RESPECT TO THIS GUARANTY.
(e)    WITHOUT INTENDING IN ANY WAY TO LIMIT THE PARTIES’ AGREEMENT TO WAIVE THEIR RESPECTIVE RIGHT TO A TRIAL BY JURY, if the above waiver of the right to a trial by jury is not enforceable, the parties hereto agree that any and all disputes or controversies of any nature between them arising at any time shall be decided by a reference to a private judge, mutually selected by the parties (or, if they cannot agree, by the Presiding Judge of the Los Angeles County, California Superior Court) appointed in accordance with California Code of Civil Procedure Section 638 (or pursuant to comparable provisions of federal law if the dispute falls within the exclusive jurisdiction of the federal courts), sitting without a jury, in Los Angeles County, California; and the parties hereby submit to the jurisdiction of such court. The reference proceedings shall be conducted pursuant to and in accordance with the provisions of California Code of Civil Procedure Sections 638 through 645.1, inclusive. The private judge shall have the power, among others, to grant provisional relief, including without limitation, entering temporary restraining orders, issuing preliminary and permanent injunctions and appointing receivers. All such proceedings shall be closed to the public and confidential and all records relating thereto shall be permanently sealed. If during the course of any dispute, a party desires to seek provisional relief, but a judge has not been appointed at that point pursuant to the judicial reference procedures, then such party may apply to the Los Angeles County, California Superior Court for such relief. The proceeding before the private judge shall be conducted in the same manner as it would be before a court under the rules of evidence applicable to judicial proceedings. The parties shall be entitled to discovery which shall be conducted in the same manner as it would be before a court under the rules of discovery applicable to judicial proceedings. The private judge shall oversee discovery and may enforce all discovery rules and orders applicable to judicial proceedings in the same manner as a trial court judge. The parties agree that the selected or appointed private judge shall have the power to decide all issues in the action or proceeding, whether of fact or of law, and shall report a statement of decision thereon pursuant to California Code of Civil Procedure Section 644(a). Nothing in this paragraph shall limit the right of any party at any time to exercise self-help remedies, foreclose against collateral, or obtain provisional remedies. The private judge shall also determine all issues relating to the applicability, interpretation, and enforceability of this paragraph.
17.Reproduction of Documents; Execution. This Guaranty may be reproduced by Seller by any photographic, photostatic, electronic, digital, or other similar process and Seller may destroy any original document so reproduced. Guarantor agrees and stipulates that, to the extent permitted by applicable law, any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding (whether or not the original is in existence and whether or not such reproduction was made by Seller in the regular course of business) and any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence. This Section 17 shall not prohibit Guarantor or Seller from contesting any such reproduction to the same extent that it could contest the original, or from introducing evidence to demonstrate the inaccuracy of any such reproduction. A facsimile or electronic transmission of the signature page of Guarantor shall be as effective as delivery of a manually executed counterpart hereof and shall be admissible into evidence for all purposes.
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IN WITNESS WHEREOF, the Guarantor has caused this Guaranty to be duly executed and delivered as of the date and year first above written.

GUARANTOR:	SCIENS ECORP NATURAL GAS STORAGE HOLDINGS
LLC, a Delaware limited liability company

By: /s/ John F. Thrash
Name: John F. Thrash
Title: Director

By: /s/ John P. Rigas
Name: John P. Rigas
Title: Director
Signature page to Guaranty

Exhibit C

LLC INTEREST PLEDGE AGREEMENT

This LLC INTEREST PLEDGE AGREEMENT, dated as of December 4, 2020 (this “Agreement”), is by and between SENSA HOLDINGS LLC, a Delaware limited liability company (the “Pledgor”), and NW Natural Gas Storage, LLC, an Oregon limited liability company (“Seller”).

Recitals

A.    The Pledgor and Seller are party to the Purchase and Sale Agreement dated June 20, 2018 (as amended, restated or otherwise modified from time to time, the “PSA”). Any term capitalized but not defined in this Guaranty shall have the meaning ascribed to it in the PSA.

B.    Pursuant to Section 2.4(i) of the PSA, the Pledgor has agreed, at Closing, to deliver to Seller the Pledgor’s executed counterpart of and to enter into this Agreement.

C.    In order to induce Seller to complete the transactions contemplated by the PSA, the Pledgor has agreed to the provisions set forth in this Agreement.

Agreement

Therefore, in consideration of the foregoing premises and the agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agrees as follows:

1.Pledge.
(a)    Grant. As collateral security for the prompt and complete payment and performance when due of (w) any and all Earnout Payments payable under the PSA from time to time, (x) any and all payments the Pledgor is obligated to make from time to time under Section 9.3 of the PSA related to a breach by the Pledgor of Section 2.1(c) of the PSA, (y) any and all Damages incurred by Seller from time to time in connection with or as a result of any breach by the Pledgor of Section 2.1(c) of the PSA and (z) all obligations of the Pledgor under this Agreement (collectively, the “Secured Obligations”), and to induce Seller to complete the transactions contemplated by the PSA, the Pledgor hereby collaterally assigns, mortgages, pledges and hypothecates to Seller a continuing lien on and security interest in the following (collectively, the “Pledged Collateral”):
(i)    all of the Pledgor’s right, title and interest in and to all of the membership interests and all other ownership or equity interests of every class (the “Equity Interests”) of Gill Ranch Storage, LLC, an Oregon limited liability company (the “Company”), as more fully described on Annex A hereto;
(ii)    all of the Pledgor’s present and future rights, authority and powers as a member of the Company, whether arising under the Operating Agreement (as defined below), at law or otherwise, including the Pledgor’s rights to vote and otherwise control or participate in the management of the business and affairs of the Company;
(iii)    all additional limited liability company interests or other ownership or equity interests in the Company, all warrants, rights and options to acquire or subscribe for any such interests, and all securities and instruments convertible into or exchangeable for any such interests, in which the Pledgor at any time has or obtains any right, title, or interest; and

(iv)    all distributions, profit allocations, interest, revenues, income and proceeds of any kind, whether cash, instruments, securities or other property, received by or distributable to the Pledgor in respect of, or in exchange for, the Equity Interests or any of the foregoing and all of the Pledgor’s rights to receive the foregoing.
Notwithstanding the foregoing, so long as no Event of Default has occurred and is continuing, the Pledgor shall be entitled to receive and retain any and all distributions and dividends received in respect of the Equity Interests, and upon such receipt, such cash or property so distributed or dividended shall be automatically released, without any further action by Seller or any other person, free and clear from the liens on and security interest granted hereby, and thereupon not constitute “Pledged Collateral”.
(b)    Continuing Security Interest. This Agreement creates a continuing security interest in the Pledged Collateral and will remain in full force and effect until the later of (i) the date that all of Pledgor’s obligations under Section 2.1(c) of the PSA have been performed and (ii) the date that all of the outstanding Secured Obligations have been paid and satisfied in full (the “Termination Date”). If, at any time for any reason (including, without limitation, upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of the Pledgor or the Company), any payment received by Seller in respect of the Secured Obligations is rescinded or must otherwise be restored or returned by Seller, this Agreement will continue to be effective or will be reinstated, if necessary, as if such payment had not been made.
(c)    Delivery of Certificates and Instruments. Without the prior written consent of Seller, the Pledgor will not cause or permit any of the pledged Equity Interests to be or become represented by a certificate or to constitute a security governed by Article 8 of the Uniform Commercial Code of the jurisdiction in which the Company is organized. Without limiting the Pledgor’s obligations under the previous sentence, the Pledgor agrees to deliver to Seller, promptly upon receipt thereof, any and all certificates and instruments evidencing or representing any of the Pledged Collateral, in each case properly endorsed in blank and in suitable form for transfer by delivery and accompanied by instruments of transfer endorsed in blank, in form and substance satisfactory to Seller, and Seller will hold such certificates and instruments until the Termination Date.
(d)    Waiver of Certain Operating Agreement Provisions. The Pledgor irrevocably waives any and all provisions of the operating agreement of the Company (as such operating agreement may be amended, restated or otherwise modified from time to time, the “Operating Agreement” and, collectively with the articles of organization of the Company and the certificate of formation and limited liability company operating agreement of the Pledgor, the “Governing Documents”), as applicable, that (a) prohibit, restrict, condition or otherwise affect the grant hereunder of any lien on or security interest in any of the Pledged Collateral or any enforcement action which may be taken in respect of any such lien or security interest or the transfer of the Pledged Collateral by Seller or any of its designees or transferees, (b) would operate to limit or restrict the ability of Seller or any of its designees or transferees from becoming a full voting member of the Company, as the case may be, or (c) otherwise conflict with the terms of this Agreement. The Company agrees that it shall not (and the Pledgor agrees that it shall not cause or permit the Company to) issue any equity interests to any person other than the Pledgor.
(e)    Authorization to File Statements. The Pledgor authorizes Seller to file in any Uniform Commercial Code filing office financing statements and amendments naming Seller as the secured party and indicating the Pledged Collateral as the collateral and certain other information required by the Uniform Commercial Code for the sufficiency of any financing statement or amendment. The financing statements may indicate some or all of the Pledged Collateral on the financing statement, whether specifically or generally.
2.Representations and Warranties. The Pledgor represents and warrants to Seller as follows:

(a)    Existence and Authority. It is a limited liability company duly organized, validly existing, and in good standing under the laws of the state of Delaware. It has all necessary rights, franchises and privileges and full limited liability company power and authority to execute, deliver and perform this Agreement. It has taken all necessary limited liability company action to execute, deliver and perform this Agreement, and this Agreement has been duly executed and delivered by it and constitutes its legally valid and binding obligation, enforceable against it in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally or by general principles of equity.
(b)    No Violations or Defaults. The execution, delivery and performance of this Agreement by it do not and will not (i) violate any law, (ii) violate, or result in a default under the Governing Documents, (iii) violate, or result in a default under, any contractual obligation to which it or a the Company is a party, or (iv) require an approval or consent from any person that has not been obtained.
(c)    Membership Interests. All of the Equity Interests pledged by the Pledgor hereunder have been duly and validly issued and are fully paid and non-assessable, are not certificated and do not constitute securities governed by Article 8 of the Uniform Commercial Code of the state of Oregon; and the Equity Interests identified on Annex A hereto constitute all of the outstanding membership interests and other ownership interests of the Company.
(d)    No Liens. It is the sole, direct, legal and beneficial owner of, and has good and valid title to, the Pledged Collateral pledged by it hereunder; none of the Pledged Collateral is subject to any lien or security interest; no effective security agreement (other than this Agreement ), financing statement (except for financing statements in favor of Seller) or other instrument similar in effect is on file or of record in the office of any governmental authority with respect to any of the Pledged Collateral.
(e)    Name and Address. Its name set forth in the first paragraph of this Agreement is its true, correct and complete name and is the name on its public organic record (within the meaning of Section 9-102(a)(68) of the Uniform Commercial Code as in effect from time to time in the state of Delaware and any other jurisdiction the laws of which control the creation or perfection of security interests in the Pledged Collateral (the “UCC”)). Its legal address and the address of its principal place of business and chief executive office is SENSA Holdings, LLC, c/o Sciens Capital Management LLC, 667 Madison Avenue, New York, NY, 10065; its type of organization is a limited liability company, its jurisdiction of formation is Delaware; its organizational number is 6230586; and its EIN is 81-4640491.
(f)    Perfection and Priority of Lien. The pledge and grant of a security interest in, and delivery of the Pledged Collateral pursuant to this Agreement, will create a valid and perfected lien on and security interest in the Pledged Collateral, securing the payment of the Secured Obligations, subject to no prior liens or security interests.
3.Affirmative Covenants. The Pledgor covenants and agrees that until the Termination Date it will perform and observe each of the following covenants:
(a)    Existence. It will preserve and maintain its existence and the existence of the Company and remain and cause the Company to remain in good standing in their respective jurisdictions of formation.
(b)    Approvals and Obligations. It will obtain and maintain in full force and effect all governmental approvals necessary for the execution, delivery, performance and enforcement of this Agreement.
(c)    Defend Title. (i) It will defend the rights of Seller and the security interests of Seller in the Pledged Collateral against the claims and demands of all other Persons whomsoever, and (ii) it will have like title to and the right to pledge and grant a security interest in the Pledged Collateral hereafter pledged or in which a security interest is granted to Seller hereunder and will likewise defend the rights, pledge and security interest thereof and therein of Seller.
(d)    Notice of Event of Default. Promptly after becoming aware thereof, it will provide to Seller written notice of the existence of any Event of Default, including a reasonably detailed description thereof, the nature and duration thereof, and the action being taken, or proposed to be taken, with respect thereto.
4.Negative Covenants. The Pledgor covenants and agrees that until the Termination Date, it will perform and observe each of the following covenants:
(a)    Business Name and Address. It will not change its name, address of principal place of business or chief executive office, type of organization, jurisdiction of formation or organizational identification number without giving Seller at least 30 days’ prior notice of such change.
(b)    Amendment of Governing Documents. It will not permit or agree to any amendment of the Governing Documents, except for any amendment that is not adverse to the interest of Seller under this Agreement. Without limiting the generality of the foregoing, the Pledgor will not permit or agree to any amendment of the Governing Documents that would result in any of the pledged Equity Interests to be represented by a certificate or to constitute a security governed by Article 8 of the Uniform Commercial Code of the jurisdiction in which the Company is organized. The Pledgor will deliver to Seller a copy of each amendment, restatement or other modification to the Governing Documents of the Company.
(c)    Transfer of Pledged Collateral. It will not sell, assign, lease, transfer or otherwise dispose of (whether in one transaction or in a series of transactions), any or all of its rights, title or interest in the Pledged Collateral. It will not deposit or permit any Pledged Collateral to be held or maintained in the form of a securities entitlement or credited to any securities account.
(d)    New Members.
(i)    It will not permit the Company to issue any additional Equity Interests except to the Pledgor.
(ii)    Without limiting the generality of the foregoing, except as set forth in this Section 4(d), the Pledgor will not permit or consent to the admission of any new or substitute member in the Company. Following the occurrence and during the continuation of an Event of Default (as defined below), the Pledgor hereby consents to the admission of a new or substitute member that is Seller or a designee of Seller. The Pledgor will not effect or permit any sale, transfer or encumbrance of the Pledged Collateral except, following an Event of Default, in connection with an exercise of remedies by Seller. As used herein, an “Event of Default” means either (x) the breach by the Pledgor of Section 3(b), 3(c) or 7(a)(i) of this Agreement and either Pledgor has knowledge thereof or Seller has provided written notice thereof to the Pledgor and the Pledgor shall have failed to cure such within five business days or (y) the breach by the Pledgor of any other term of this Agreement including, without limitation, the failure by the Pledgor to pay, as and when due, any Secured Obligation, and in the case of any such payment failure the Pledgor shall have failed to cure such within two business days.
(e)    The Company. It will not permit the Company: (i) to be party to any merger or consolidation (except where the Company is the surviving entity); (ii) to dispose of any material portion of the assets owned or used by the Company in the Business (as defined in the PSA) outside the ordinary course of business, except in accordance with Section 2.1(c)(ii) of the PSA; (iii) to change the Company’s name, type of organization, jurisdiction of formation or organizational identification number, except upon not less than 30 days’ prior written notice to Seller and delivery to Seller of such additional financing statements, information and other documents requested by Seller to maintain the validity, perfection and priority of the security interests provided for herein; (iv) to make any other material change in its organizational structure that is adverse to the interest of Seller under this Agreement.
(f)    Liens. It will not permit any lien on or security interest any of the Pledged Collateral except liens or security interests in favor of Seller.
5.Waivers and Authorizations, Etc.
(a)    Protection of Seller. The Pledgor agrees that:
(i)    its liabilities and obligations under its Governing Documents will not be affected by this Agreement or the lien on the Pledged Collateral created in favor of Seller pursuant to this Agreement, or the exercise by Seller of any of its rights under this Agreement;
(ii)    Seller shall not, unless it has foreclosed upon the Pledge Collateral and become a member thereunder or it otherwise expressly agrees in writing, have any liabilities or obligations under the Governing Documents as a result of this Agreement; and
(iii)    Seller shall not have any obligation to enforce any contractual obligation or claim with respect to the Pledged Collateral, or to take any other action with respect to the Pledged Collateral, except as expressly set forth in this Agreement.
(b)    Waiver of Subrogation. Notwithstanding any payment made by the Pledgor under this Agreement, until the Termination Date, the Pledgor will not (i) be entitled to be subrogated to any of the rights of Seller against the Company or any guarantor or in any collateral security or guaranty or right of offset held by Seller for the payment of any Secured Obligations; or (ii) seek any reimbursement or contribution from the Company or any guarantor in respect of any payment made by it under this Agreement.
(c)    Additional Waivers. The Pledgor waives diligence, presentment, demand of any kind, protests of any kind and notices of any kind, all set-offs and all counterclaims, to the extent permitted by applicable law, and all suretyship defenses to the extent otherwise applicable. Without limiting the generality of the foregoing, the Pledgor hereby waives any and all benefits which might otherwise be available to the Pledgor under California Civil Code Sections 2809, 2810, 2819, 2839, 2845 through 2850, 2899 and 3433, California Code of Civil Procedure Sections 580a, 580b, 580d and 726, and California Commercial Code Section 3605.
6.Rights and Remedies.
(a)    Distributions and Voting Rights.
So long as no Event of Default has occurred and is continuing, the Pledgor will be entitled to exercise any and all management, voting, consent and other rights with respect to the Pledged Collateral for any purpose not inconsistent with the terms of this Agreement.
Upon the occurrence and during the continuance of an Event of Default, all rights of the Pledgor to exercise management, voting, consent and other rights with respect to the Pledged Collateral will automatically cease, and all such rights will immediately become vested solely in the Seller or its nominee.

(b)    Seller’s Rights Upon Default. Upon the occurrence and during the continuation of an Event of Default, Seller may, but shall not be obligated to, in its sole discretion, take any or all of the following actions, in each case at the Pledgor’s expense and without prior notice to the Pledgor except as required below or under applicable law:
(i)    give notice of the Event of Default to any person, collect distributions and other amounts constituting or payable in respect of the Pledged Collateral, and enforce all rights of the Pledgor in the Pledged Collateral;
(ii)    take possession of any or all of the Pledged Collateral, including through agents, wherever it may be found, and hold and manage the same;
(iii)    foreclose its lien on or security interest in any or all of the Pledged Collateral;
(iv)    become, or cause its nominee or a transferee to become, a substitute or successor member of the Company;
(v)    sell, lease, assign and deliver or otherwise dispose of any or all of the Pledged Collateral at public or private sale, with or without having any or all of the Pledged Collateral at the place of sale, upon terms, in such manner, at such time or times, and at such place or places as Seller may reasonably determine and in accordance with applicable law; and
(vi)    exercise any or all other rights or remedies available to Seller under applicable law.
Seller may, to the fullest extent permitted by law, exercise the foregoing rights and remedies in such order, at such times and in such manner as Seller may, in its sole and exclusive judgment, determine from time to time.
(c)    Power of Attorney. The Pledgor irrevocably constitutes and appoints Seller and any officer or agent thereof, with full power of substitution, as the Pledgor’s true and lawful attorney-in-fact and proxy with respect to the Pledged Collateral, in the Pledgor’s name or in Seller’s name or otherwise, and at the Pledgor’s expense, to take any or all of the following actions upon the occurrence and during the continuation of an Event of Default, without notice to or the consent of the Pledgor to the extent permitted by applicable law:
(i)    take any or all of the actions described in Section 6(b) and exercise any other right or power granted to Seller under this Agreement or under applicable law;
(ii)    transfer to, or register in the name of, Seller or its nominee any or all of the Pledged Collateral;
(iii)    exercise all voting, consent, management and other rights relating to any Pledged Collateral; and
(iv)    do any and all things necessary and proper to carry out the purposes of this Agreement to the extent permitted by applicable law.
The Pledgor recognizes and agrees that the power of attorney granted pursuant to this Section 6(c) is coupled with an interest and is not revocable until the Termination Date. The Pledgor ratifies and confirms all actions taken by Seller or its agents pursuant to this power of attorney in accordance herewith.

(d)    Other Rights of Seller.
(i)    Seller will have, with respect to the Pledged Collateral, in addition to the rights and remedies set forth in this Agreement, all of the rights and remedies available to a secured party under applicable law, as if such rights and remedies were fully set forth in this Agreement.
(ii)    Seller may at any time and from time to time release or relinquish any right, remedy or lien or security interest it has with respect to a particular item of Pledged Collateral without thereby releasing, relinquishing or in any way affecting its rights, remedies or lien or security interest with respect to any other item of Pledged Collateral.
(e)    Dispositions of Pledged Collateral.
(i)    Upon written request by Seller after the occurrence and during the continuation of an Event of Default, the Pledgor agrees, promptly and at its own expense, to make available to Seller any Pledged Collateral not then held by Seller.
(ii)    Seller will be entitled to sell the Pledged Collateral on any commercially reasonable terms, and the Pledgor agrees that a private sale or a sale on extended payment terms, or in exchange for property, stock or other consideration will not in and of itself be deemed to be commercially unreasonable. The Pledged Collateral may be sold in one lot as an entirety or in separate parcels. Seller may purchase any or all of the Pledged Collateral sold at any public sale and, to the extent permitted by applicable law, may purchase any or all of the Pledged Collateral sold at any private sale, including by a credit bid.
(iii)    Seller may, in its sole discretion, restrict the prospective bidders or purchasers at any sale as to their number, nature of business, financial or business expertise, net worth or financial resources and investment intention or on the basis of any other factors that are commercially reasonable. Any sale of Pledged Collateral may be subject to the requirement that any purchase of all or any part of the Pledged Collateral constituting a security for purposes of the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, or other applicable securities laws, must be for the purpose of investment and without any intention to make a distribution thereof.
(iv)    The Pledgor expressly agrees that Seller need not give more than 10 days’ prior written notice to it of the time and place of any public sale of Pledged Collateral or of the time after which a private sale of the Pledged Collateral may take place, and that such notice will constitute reasonable notice under all circumstances. Seller will not be obligated to hold any sale pursuant to any such notice and may, without notice or publication, adjourn any public or private sale by announcement at the time and place fixed for such sale, and a subsequent sale may be held at the time and place designated in such announcement without further notice or publication. To the extent permitted by applicable law, the Pledgor irrevocably waives any right it may have to demand performance or other demand, advertisement, judicial hearing or notice to it or any other Person in connection with the collection, sale or other disposition of, or realization upon, any or all of the Pledged Collateral.
(v)    Seller may settle, pay or discharge any or all taxes, liens, security interests, claims and other charges with respect to Pledged Collateral. All sums expended by Seller pursuant to this Section 4.5(e) will constitute Secured Obligations secured by the liens and security interests created hereby. Seller shall not have any duty to take any action authorized by this Section 6(e), and no sale of Pledged Collateral will be deemed to have been commercially unreasonable by reason of Seller’s decision not to take any such action.
(f)    No Marshaling or Right of Redemption.

(i)    Except to the extent required by applicable law, Seller shall not be required to marshal any Pledged Collateral or any guaranties of the Secured Obligations, or to resort to any item of Pledged Collateral or any guaranty in any particular order, and Seller’s rights with respect to the Pledged Collateral and any guaranties will be cumulative and in addition to all other rights, however existing or arising. To the extent permitted by applicable law, the Pledgor irrevocably waives, and agrees that it will not invoke or assert, any law requiring or relating to the marshaling of collateral or any other law which could reasonably be expected to cause a delay in or impede the enforcement of Seller’s rights under this Agreement.
(ii)    To the extent permitted by applicable law, the Pledgor irrevocably waives, and agrees that it will not invoke or assert, any rights to equity of redemption or other rights of redemption, appraisement, valuation, stay, extension or moratorium that it may have in equity, at law, or otherwise with respect to any Pledged Collateral. The sale or other transfer pursuant to this Agreement of any right, title or interest of the Pledgor in any item of Pledged Collateral will operate to permanently divest the Pledgor and all persons claiming under or through the Pledgor of such right, title or interest, and will be a perpetual bar, both at law and in equity, to any and all claims by the Pledgor or any such person with respect to such item of Pledged Collateral.
(g)    Application of Proceeds. After the occurrence and during the continuation of an Event of Default, any cash held by Seller as Pledged Collateral and all cash proceeds received by Seller from any realization upon Pledged Collateral may, in the sole discretion of Seller, be held by Seller as collateral security for the payment of the Secured Obligations or applied by Seller to the Secured Obligations.
(h)    Seller’s Duties.
(i)    The grant to Seller under this Agreement of any right or power does not impose upon Seller any duty to exercise such right or power. Seller will have no obligation to take any steps to preserve any claim or other right against any person or with respect to any Pledged Collateral.
(ii)    To the extent permitted by applicable law, the Pledgor waives all claims against Seller or its agents arising out of the repossession, taking, retention, storage, operation or sale of the Pledged Collateral except to the extent such actions constitute gross negligence or willful misconduct of such person. To the extent permitted by applicable law, the Pledgor waives any claim it may have based on the allegation or fact that the price obtained for Pledged Collateral sold at a private sale was less than could have been obtained for the same Pledged Collateral at a public sale. All risk of loss, damage, diminution in value, or destruction of the Pledged Collateral will be borne by the Pledgor. Notwithstanding anything contained herein to the contrary, Seller will have no responsibility to the Pledgor for any act or omission of Seller with respect to the Pledged Collateral except to the extent such act or failure to act constitutes gross negligence or willful misconduct Seller. Notwithstanding anything herein to the contrary, in no event shall Seller be liable for special, punitive, indirect or consequential loss or damage of any kind whatsoever (including but not limited to lost profits) for any act or omission of Seller with respect to the Pledged Collateral, even if Seller has been advised of the likelihood of such loss or damage and regardless of the form of action.
(iii)    Seller does not and will not make any express or implied representations or warranties with respect to any Pledged Collateral or other property released to the Pledgor or its successors and assigns.
(iv)    Seller will be accountable only for such proceeds as Seller actually receives as a result of the exercise of its rights under this Agreement, and delivery or other accounting of such proceeds or the Pledged Collateral by Seller to the Pledgor or the assignee of the Secured Obligations will discharge Seller of all liability therefor.

(v)    Except as set forth in this Agreement or as required under applicable law, Seller will have no duties or obligations under this Agreement or with respect to the Pledged Collateral.
7.General Provisions.
(a)    Further Assurances.
(i)    At any time and from time to time, including upon the request of Seller, the Pledgor will, at the Pledgor’s expense, execute and deliver and/or file such further documents, financing statements, continuation statements, amendments and instruments and do such other acts as are, in each case, reasonably necessary or required by applicable law in order to create, perfect, maintain and preserve first-priority liens on and security interests in the Pledged Collateral in favor of Seller and, upon the occurrence of an Event of Default, to facilitate any sale of or other realization upon Pledged Collateral, to make any sale of or other realization upon Pledged Collateral valid, binding and in compliance with applicable law.
(ii)    On and after the Termination Date, at the request of the Pledgor, Seller will, at the Pledgor’s expense, execute and deliver and/or file such documents, financing statements, amendment statements, termination statements, amendments and instruments and do such other acts as are, in each case, reasonably necessary or required by applicable law in order to evidence the release of the liens on and security interests in the Pledged Collateral in favor of Seller.
(iii)    The Pledgor shall pay all filing, registration and recording fees or re-filing, re-registration and re-recording fees, and all documented expenses incident to the execution and acknowledgment of this Agreement, and any instruments of further assurance, and all federal, state, county and municipal stamp taxes and other taxes, duties, imports, assessments and charges arising out of or in connection with the execution and delivery of this Agreement, any agreement supplemental hereto and any instruments of further assurance.
(b)    Successors and Assigns. All covenants and other agreements contained in this Agreement by or on behalf of any of the parties hereto bind and inure to the benefit of their respective successors and assigns whether so expressed or not. The Pledgor may not assign or otherwise transfer any of its rights under this Agreement without the prior written consent of Seller. Seller may assign any of its rights or obligations under this Agreement to any person to whom Seller is permitted to, and does in fact, assign its rights under the PSA (in accordance with the terms thereof).
(c)    Construction, Etc. Each covenant contained herein shall be construed (absent express provision to the contrary) as being independent of each other covenant contained herein, so that compliance with any one covenant shall not (absent such an express contrary provision) be deemed to excuse compliance with any other covenant.
(d)    Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original but all of which together shall constitute one instrument. Each counterpart may consist of a number of copies hereof, each signed by less than all, but together signed by all, of the parties hereto. A facsimile or electronic transmission of the signature page to this Agreement by any party hereto shall be effective as the signature page of such party and shall be deemed to constitute an original signature of such party to this Agreement and shall be admissible into evidence for all purposes.
(e)    Governing Law. THIS AGREEMENT SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, AND THE RIGHTS OF THE PARTIES SHALL BE GOVERNED BY, THE LAW OF THE STATE OF CALIFORNIA, EXCLUDING CHOICE OF LAW PRINCIPLES OF THE LAW OF SUCH STATE THAT WOULD PERMIT THE APPLICATION OF THE LAWS OF A JURISDICTION OTHER THAN SUCH STATE, EXCEPT TO THE EXTENT THAT THE VALIDITY

OR PERFECTION OF THE SECURITY INTERESTS OR REMEDIES HEREUNDER IN RESPECT OF ANY PARTICULAR PLEDGED COLLATERAL IS GOVERNED BY THE LAWS OF A JURISDICTION OTHER THAN THE STATE OF CALIFORNIA.
(f)    Waiver of Jury Trial; Submission to Jurisdiction.
(i)    The Pledgor irrevocably submits to the non-exclusive jurisdiction of any Oregon state or federal court sitting in the state of Oregon, over any suit, action or proceeding arising out of or relating to this Agreement. To the fullest extent permitted by applicable law, the Pledgor irrevocably waives and agrees not to assert, by way of motion, as a defense or otherwise, any claim that it is not subject to the jurisdiction of any such court, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.
(ii)    The Pledgor consents to process being served by or on behalf of Seller in any suit, action or proceeding of the nature referred to in Section 7(f)(i) by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, return receipt requested, to it at its address specified in Section 7(h) or at such other address of which Seller shall then have been notified pursuant to Section 7(h). The Pledgor agrees that such service upon receipt (x) shall be deemed in every respect effective service of process upon it in any such suit, action or proceeding and (y) shall, to the fullest extent permitted by applicable law, be taken and held to be valid personal service upon and personal delivery to it. Notices hereunder shall be conclusively presumed received as evidenced by a delivery receipt furnished by the United States Postal Service or any reputable commercial delivery service.
(iii)    Nothing in this Section 7(f) shall affect the right of Seller to serve process in any manner permitted by law, or limit any right that Seller may have to bring proceedings against the Pledgor in the courts of any appropriate jurisdiction or to enforce in any lawful manner a judgment obtained in one jurisdiction in any other jurisdiction.
(iv)    THE PLEDGOR AND SELLER HEREBY WAIVE THEIR RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY DEALINGS BETWEEN THE PLEDGOR AND SELLER RELATING TO THE SUBJECT MATTER HEREOF. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER HEREOF, INCLUDING WITHOUT LIMITATION, CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS.
(v)    WITHOUT INTENDING IN ANY WAY TO LIMIT THE PARTIES’ AGREEMENT TO WAIVE THEIR RESPECTIVE RIGHT TO A TRIAL BY JURY, if the above waiver of the right to a trial by jury is not enforceable, the parties hereto agree that any and all disputes or controversies of any nature between them arising at any time shall be decided by a reference to a private judge, mutually selected by the parties (or, if they cannot agree, by the Presiding Judge of the Los Angeles County, California Superior Court) appointed in accordance with California Code of Civil Procedure Section 638 (or pursuant to comparable provisions of federal law if the dispute falls within the exclusive jurisdiction of the federal courts), sitting without a jury, in Los Angeles County, California; and the parties hereby submit to the jurisdiction of such court. The reference proceedings shall be conducted pursuant to and in accordance with the provisions of California Code of Civil Procedure Sections 638 through 645.1, inclusive. The private judge shall have the power, among others, to grant provisional relief, including without limitation, entering temporary restraining orders, issuing preliminary and permanent injunctions and appointing receivers. All such proceedings shall be closed to the public and confidential and all records relating thereto shall be permanently sealed. If during the course of any dispute, a party desires to seek provisional relief, but a judge has not been appointed at that point pursuant to the judicial reference procedures, then such party may apply to the Los Angeles County, California Superior Court for such relief. The proceeding before the private judge shall be conducted in the same manner as it would be before a court under the rules of evidence applicable to judicial proceedings. The parties shall be entitled to discovery which shall be conducted in the same manner as it would be before a court under the rules of discovery applicable to judicial proceedings. The private judge shall oversee discovery and may enforce all discovery rules and orders applicable to judicial proceedings in the same manner as a trial court judge. The parties agree that the selected or appointed private judge shall have the power to decide all issues in the action or proceeding, whether of fact or of law, and shall report a statement of decision thereon pursuant to California Code of Civil Procedure Section 644(a). Nothing in this paragraph shall limit the right of any party at any time to exercise self-help remedies, foreclose against collateral, or obtain provisional remedies. The private judge shall also determine all issues relating to the applicability, interpretation, and enforceability of this paragraph.
(g)    Amendments; No Waiver by Seller.
(i)    Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to a written agreement entered into between the parties hereto, and then any such waiver, amendment or modification shall be effective only in the specific instance and for the specific purpose for which given.
(ii)    Seller shall not be deemed to have waived any of its rights and remedies in respect of the Secured Obligations or the Pledged Collateral unless such waiver shall be in accordance with Section 7(g)(i). No delay or omission on the part of Seller in exercising any right or remedy shall operate as a waiver of such right or remedy or any other right or remedy. A waiver on any one occasion shall not be construed as a bar to or waiver of any right or remedy on any future occasion. All rights and remedies of Seller with respect to the Secured Obligations or the Pledged Collateral, whether evidenced hereby or by any other instrument or papers, shall be cumulative and may be exercised singularly, alternatively, successively or concurrently at such time or at such times as Seller deems expedient.
(h)    Notices. All notices and communications provided for hereunder shall be in writing and sent (a) by telecopy if the sender on the same day sends a confirming copy of such notice by an internationally recognized overnight delivery service (charges prepaid), or (b) by registered or certified mail with return receipt requested (postage prepaid), or (c) by an internationally recognized overnight delivery service (with charges prepaid), or (d) by electronic mail (via PDF format). Notices under this Section 7(h) will be deemed given only when actually received. Any such notice shall be sent:
(i)    if to the Pledgor, to the Pledgor in accordance with the notice provisions set forth in the PSA, or such other address as the Pledgor shall have specified to the other parties hereto in writing,
(ii)    if to Seller, to Seller in accordance with the notice provisions set forth in the PSA, or at such address as Seller shall have specified to the other parties hereto in writing.
(i)    Waiver of Suretyship Defenses. The obligations of the Pledgor shall not be subject to any counterclaim, setoff, deduction or defense based upon any claim the Pledgor may have against Seller or otherwise, and shall remain in full force and effect without regard to, and (until the Termination Date) shall not be released, discharged or in any way affected by, any circumstance or condition whatsoever (whether or not the Pledgor shall have any knowledge or notice thereof), including, without limitation: (a) any amendment, modification of or supplement to the PSA or any agreement, document or instrument delivered in connection therewith or referred to therein (collectively, the “PSA Documents”) (it being agreed that the obligations of the Pledgor hereunder shall apply to the PSA Documents as so amended, modified, supplemented or restated); (b) any waiver, consent, extension, indulgence or other action or inaction under or in respect of the Secured Obligations or in respect of any PSA Document; (c) any bankruptcy, insolvency, readjustment, composition, liquidation or similar proceeding with respect to the Pledgor, the Company or their respective property; (d) any merger, amalgamation or consolidation of the Pledgor or of the Company into or with any other person or any sale, lease or transfer of any or all of the assets of the Company to any person; (e) any failure on the part of the Company for any reason to comply with or perform any of the terms of any other agreement with the Pledgor; or (f) any other circumstance which might otherwise constitute a legal or equitable discharge, suretyship defense or other defense of a guarantor (whether or not similar to the foregoing). To the extent permitted by law, the Pledgor irrevocably and unconditionally waives any defense it might have to its performance hereunder, based on any of the foregoing.
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IN WITNESS WHEREOF, Pledgor has caused this Agreement to be duly executed and delivered as of the date and year first above written.

PLEDGOR:	SENSA HOLDINGS LLC,
a Delaware limited liability company

By: /s/ John F. Thrash

Name: John F. Thrash

Title: Director

By: /s/ John Rigas

Name: John Rigas

Title: Director

IN WITNESS WHEREOF, Seller has caused this Agreement to be duly executed and delivered as of the date and year first above written.

SELLER:	NW NATURAL GAS STORAGE, LLC,
an Oregon limited liability company

By: /s/ David Weber

Name: David Weber

Title: President

Annex A to LLC Interest Pledge Agreement

The Company does not have any authorized, issued or outstanding membership interests or other equity interests of any class or any commitments to issue any membership interest or other equity interests of any class or any securities convertible into or exchangeable for any membership interests or other equity interests of any class, except as set forth below:

Pledgor	Class of Interest	% Interest Held
SENSA HOLDINGS LLC	Membership interests	100%

Acknowledgement and Consent

The undersigned hereby acknowledges receipt of a copy of the foregoing LLC Interest Pledge Agreement (the “Agreement”) and agrees to be bound thereby and to comply with the terms thereof, any provisions of its Operating Agreement (as that term is defined in the Agreement) to the contrary notwithstanding. The undersigned further agrees that Seller (as that term is defined in the Agreement) referred to therein will not have any of the obligations of a member of the undersigned unless Seller affirmatively elects to undertake such obligations in accordance with the terms of the Agreement.
Dated as of December 4, 2020___________

GILL RANCH STORAGE, LLC,
an Oregon limited liability company

By: /s/ Mark Stauss

Name: Mark Stauss

Title: President